Growth Stock Fund             Yield = 2{( $282.32  -  $0.00  )+1)^6-1}=
Computation of SEC Yield                26,131 * $10.30  -   0.00000 )
As of:  December 31, 1995
                                SEC Yield =               1.26%

Dividend and/or Interest
Inc for the 30 days ended              $282.32

Net Expenses for                         $0.00
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends                     26,131

Maxium offering price                   $10.30
per share as of 12/31/95